EXHIBIT 3

EXPORT DEVELOPMENT CANADA

USD$500,000,000

2.750% UNITED STATES DOLLAR BONDS DUE DECEMBER 12, 2005

FISCAL AGENCY AGREEMENT

Dated as of December 12, 2002

     FISCAL AGENCY AGREEMENT dated as of December 12, 2002, between Export Development Canada (formerly known as Export Development Corporation) (“EDC”) and JPMorgan Chase Bank (“JPMorgan”), a New York chartered bank authorized to do business in New York, as fiscal agent, transfer agent, registrar and principal paying agent.

     1.     Underwriting Agreement. EDC has entered into an Underwriting Agreement dated as of December 3, 2002 (the “Underwriting Agreement”) with RBC Dominion Securities Corporation and Salomon Smith Barney Inc. as representatives of the several underwriters listed on Schedule II thereto (the “Representatives”), providing for the issue and sale by EDC of USD$500,000,000 aggregate principal amount of a 2.750% United States Dollar Bonds due December 12, 2005 (the “Bonds”).

     2.     Appointment of Registrar; Paying Agents.

     (a)  EDC hereby appoints JPMorgan, at present having its principal office at 4 New York Plaza, 15th Floor, New York, New York, 10004, as fiscal agent, transfer agent, registrar and principal paying agent of EDC for the Bonds, upon the terms and conditions set forth herein. JPMorgan accepts such appointments, and along with its successors as such fiscal agent, transfer agent, registrar and principal paying agent is hereinafter referred to as the “Registrar”.

     (b)  EDC may from time to time appoint one or more additional agents (hereinafter called a “Paying Agent” or the “Paying Agents”) for the payment (subject to the applicable laws and regulations) of the principal of and interest and Additional Amounts (as defined in the terms and conditions of the Bonds), if any, on the Bonds at such place or places as EDC may determine pursuant to a written paying agency agreement (a “Paying Agency Agreement”). EDC may at any time terminate the appointment of any Paying Agent. EDC will keep the Registrar informed as to the name, address and telephone and facsimile numbers of each Paying Agent appointed by it and will notify the Registrar of the resignation of any Paying Agent. The Registrar shall arrange with each Paying Agent for the payment, as provided herein, of the principal of and interest and Additional Amounts, if any, on the Bonds on terms approved by EDC (further references herein to principal and interest shall be deemed to also refer to any Additional Amounts).

     3.     Form.

     (a)  The Bonds shall initially be issued in the form of a fully registered global certificate without coupons (such registered global certificate and any registered global certificate issued upon any transfer or exchange thereof or in replacement therefor are hereinafter collectively referred to as the “Global Bond”). The Global Bond shall be registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) and held by DTC or its custodian, as the case may be. Except in respect of the payment of Additional Amounts, as long as DTC or its nominee is the registered holder of the Global Bond it will be considered the sole owner and holder of the Bonds for all purposes hereunder and under the Global Bond. None of EDC, the Registrar or any Paying Agent will have any responsibility or liability for any aspect of the records of DTC, Euroclear, or Clearstream, Luxembourg relating to or payments made by such clearing systems on account of beneficial interests in the Global Bond. Except as provided in Section 6 hereof, owners of beneficial interests in the Global Bond will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive registered form and will not be considered owners or holders thereof under this Agreement.

     (b)  All Bonds (including the Global Bond) shall be executed on behalf of EDC by the signature, either manually or by electronic reproduction or in facsimile of any two of the President and Chief Executive Officer, the Senior Vice-President and Chief Financial Officer, the Executive Vice President Medium and Long Term Financial Services, the Senior Vice-President, Legal Services and Secretary, the Vice-President and Treasurer and the Vice-President and Corporate Controller or other authorized officer. In the event that any officer of EDC who shall have signed or whose facsimile signature shall appear upon any of the Bonds shall cease to hold such office before the Bonds so signed shall actually have been authenticated, registered or delivered, such Bonds nevertheless may be authenticated, registered and delivered with the same force and effect as though such person who signed such Bonds had not ceased to be such official of EDC.

     4.     Authentication. The Registrar shall, upon receipt of Bonds duly executed on behalf of EDC, together with a written order or orders from EDC to authenticate and deliver Bonds in a stated aggregate principal amount, (i) authenticate and register not more than the said aggregate principal amount of Bonds and deliver them in accordance with the written order or orders of EDC and (ii) thereafter authenticate, register and deliver Bonds in accordance with the provisions of Sections 5, 6 and 8 of this Agreement. The total amount of the Bonds to be issued and outstanding at any time, whether in the form of a Global Bond or Bonds in definitive registered form, issued in exchange for the Global Bond, shall not exceed USD$500,000,000 in aggregate principal amount, plus the aggregate principal amount of any additional Bonds issued by EDC pursuant to any supplement hereto in accordance with Section 15 of this Agreement.

     5.     Registration, Transfers and Exchanges.

     (a) The Registrar, as agent of EDC for such purpose, shall at all times keep at its principal offices in New York, New York, a register or registers (hereinafter the “Register” or “Registers”) for the registration of Bonds and registration of transfers and exchanges of Bonds, in which shall be entered the names and addresses of the registered holders of the Bonds and the particulars of the Bonds held by them. Subject to Section 6 hereof, upon surrender for registration of transfer of any Bond at said office, the Registrar shall authenticate, register and deliver, in the name of the transferee or transferees, a new Bond or Bonds for a like aggregate principal amount. Subject to Section 6 hereof, upon surrender of any Bond at said office for exchange, the Registrar shall authenticate, register and deliver, in exchange for such Bond, a new Bond or new Bonds of the appropriate authorized denomination(s) and for a like aggregate principal amount in accordance with the provisions of the Bonds. EDC and the Registrar shall not be required to make any exchange of Bonds if as a result thereof, EDC would incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

     (b)  All new Bonds authenticated and delivered by the Registrar upon registration of transfer or in exchange for Bonds of other denominations shall be dated the date of authentication.

     (c)  All Bonds presented or surrendered for registration of transfer, exchange or payment shall be accompanied by a written instrument or instruments of transfer in form satisfactory to the Registrar, which form shall be duly executed by the registered holder or its attorney-in-fact.

     (d)  The Registrar shall not impose any service charge on the registered holder on any such registration of transfer or exchange of Bonds; however EDC may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in this Agreement or in the Bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.

     (e)  EDC, the Registrar and any Paying Agent may treat the person in whose name any Bond is registered as the absolute owner of such Bond for the purpose of receiving payment of principal of and interest on such Bond, subject to the provisions of the Global Bond, whether or not such Bond be overdue, and none of EDC, the Registrar or any Paying Agent shall be affected by any notice to the contrary and any such payment shall be a good and sufficient discharge to EDC, the Registrar and any Paying Agent for the amount so paid.

     (f)  The Registrar shall not be required to register any transfer or exchange of Bonds during the period from any Regular Record Date (as defined in the Bonds) to any Interest Payment Date (as defined in the Bonds) or Maturity Date or from the close of business on the 15th calendar day preceding the date of early redemption (the “Redemption Record Date”) to the date of early redemption (the “Redemption Date”) and for the purposes of any interest payment made in accordance with Section 7(b) or (c) hereof, such payment shall be made to those persons in whose names the Bonds are registered on such Regular Record Date.

     6.     Special Provisions Relating to the Global Bond.

     (a)  Unless the Global Bond is presented by an authorized representative of DTC to EDC, the Registrar or its agents for registration of transfer, exchange or payment, and any replacement Global Bond issued is registered in the name of a nominee of DTC as requested by such authorized representative and any payment is made to such nominee of DTC, any transfer, pledge or other use of the Global Bond for value or otherwise by or to any other person shall be wrongful inasmuch as the registered holders thereof have an interest therein.

     (b)  Except as provided in this subparagraph (b), Bonds will not be issued in definitive registered form. If at any time DTC notifies EDC that it is unwilling or unable to continue as depositary for the Global Bond or if at any time DTC ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended or otherwise ceases to be eligible to be a depositary, EDC shall appoint a successor depositary with respect to the Global Bond. If a successor depositary for the Global Bond is not appointed by EDC within 90 days after EDC receives such notice or becomes aware of such ineligibility, EDC shall execute Bonds in definitive registered form, and the Registrar, upon receipt thereof and upon written order of EDC, shall authenticate and deliver such Bonds in definitive registered form without coupons, in denominations of US$1,000 and integral multiples thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.

     (c)  EDC may at any time and in its sole discretion determine not to have any of the Bonds held in the form of the Global Bond. In such event EDC shall execute Bonds in definitive registered form, and the Registrar, upon receipt thereof and upon written order, shall authenticate and deliver such Bonds in definitive registered form without coupons, in denominations of US$1,000 and integral multiples thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.

     (d)  Upon the exchange of the Global Bond for Bonds in definitive registered form, the Registrar shall cancel such Global Bond and shall reduce the holdings of Cede & Co., as nominee of DTC on the Register to nil. Bonds in definitive registered form issued in exchange for the Global Bond pursuant to this Section 6 shall be registered in such name or names as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Registrar or EDC. The Registrar shall deliver such Bonds in definitive registered form, at the expense of EDC, to or as directed by the persons in whose names such definitive registered Bonds are so registered and shall direct all payments to be made in respect of such Bonds in definitive registered form to the registered holders thereof on or after such exchange regardless of whether such exchange occurred after the record date for such payment.

     (e)  All Bonds in definitive registered form issued upon the exchange of the Global Bond shall be valid obligations of EDC, evidencing the same debt, entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to a Global Bond) as the Global Bond surrendered upon such exchange.

     (f)  In the event definitive Bonds are issued and for so long as Bonds in definitive registered form are listed on the Luxembourg exchange and the rules of such exchange require, EDC will appoint and maintain a transfer agent in Luxembourg.

     7.     Payment.

     (a) EDC will pay to the Registrar, in same day funds, in United States dollars, to an account to be specified by the Registrar, no later than 11:00 a.m. New York City time on the day on which the same shall become due (or the next following Business Day if such due date falls upon a day which is not a Business Day as defined below), all amounts to be paid on the Bonds for principal and interest on that date as required by the terms of the Bonds, and EDC hereby authorizes and directs the Registrar, from the funds so paid to it, to make payment of the principal and interest in respect of the Bonds in accordance with their terms and the provisions set forth below. For the purposes of this Section 7, “Business Day” means a day on which banking institutions in The City of New York and at the applicable place of payment are not authorized or obligated by law or executive order to be closed.

     (b)  Payment of principal and interest on the Global Bond shall be made by the Registrar, using funds delivered by EDC pursuant to Section 7(a) above, to Cede & Co., as nominee of DTC in United States dollars in accordance with the regular procedures established from time to time by DTC and the Registrar.

     (c)  Payment of principal in respect of Bonds in definitive registered form issued pursuant to Section 6(b) hereof shall be made in United States dollars at the office of the Registrar in The City of New York or at the office of any Paying Agent appointed by EDC for such purpose pursuant to this Agreement and any Paying Agency Agreement. Payment of interest due prior to or at maturity or on any date of early redemption will be made by forwarding by post or otherwise delivering a cheque to the registered addresses of registered holders of Bonds. Such cheque shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint holders (failing instructions from them to the contrary) and shall be sent to the address of that one of such joint holders whose name stands first in the register as one of such joint holders. Subject to the receipt of funds specified in Section 7(a) above, the Registrar or any Paying Agent appointed by EDC for such purpose shall mail or otherwise deliver such cheques to the names and addresses of registered holders of Bonds sufficiently in advance of the relevant due date for payment that receipt of such cheques by registered holders on or before the due date is reasonably assured.

     (d)  All monies paid to the Registrar under Section 7(a) of this Agreement shall be held by it in a separate account in trust for the registered holders of Bonds to be applied by the Registrar to payments due on the Bonds at the time and in the manner provided for in this Agreement and the Bonds. Any money deposited with the Registrar for the payment of the principal or interest in respect of any Bond remaining unclaimed for two years after such principal or interest shall have become due and payable shall be repaid to EDC without interest upon written request by EDC, and the registered holder of a Bond may thereafter look only to EDC for any payment to which such holder may be entitled.

     (e)  All monies paid to any Paying Agent for the payment of principal of or interest on any Bonds shall be held by it in a separate account in trust for the registered holders of such Bonds and shall be applied as set forth herein and in the Bonds.

     8.     Mutilated, Destroyed, Stolen or Lost Bond Certificates.

     (a)  If any Bond certificate is mutilated, defaced, destroyed, stolen or lost, application for replacement shall be made to the Registrar who shall promptly transmit such application to EDC. Such application shall be accompanied by the mutilated or defaced certificate or proof, satisfactory to EDC in its discretion, of the destruction, theft or loss of the certificate, and upon receipt by EDC of an indemnity satisfactory to it, EDC shall execute a new certificate of like tenor, and upon written instructions from EDC, the Registrar shall thereupon cancel the mutilated or defaced certificate or adjust the Register to reflect the destruction, theft or loss of a certificate, as the case may be, and authenticate, register and deliver such new certificate in exchange for the mutilated or defaced certificate or in substitution for the destroyed, stolen or lost certificate. Such replacement certificate shall be so dated the date of authentication. All expenses associated with procuring any indemnity and with the preparation, authentication and delivery of a replacement certificate will be borne by the registered holder of the mutilated, defaced, destroyed, stolen or lost Bond certificate.

     (b)  Whenever any Bond, alleged to have been lost, stolen or destroyed for which a replacement Bond has been issued, is presented to the Registrar or any Paying Agent for payment at maturity or redemption or for registration of transfer or exchange, the Registrar or the Paying Agent, as the case may be, shall immediately notify EDC in respect thereof and shall deal with such Bond only in accordance with EDC’s instructions.

     9.     Maturity, Redemption and Purchases.

     (a)  Unless previously redeemed for tax reasons as provided in the terms and conditions of the Bonds, or repurchased by EDC, as provided below, the principal amount of the Bonds is due and payable on December 12, 2005.

     (b)  In accordance with the terms and conditions of the Bonds, upon receipt of a notice to redeem and a certificate of EDC, as set forth in the Bonds, not less than 30 days and no more than 60 days prior to the date fixed for redemption, the Registrar shall cause to be published, at the expense of EDC, in accordance with Section 19(b) hereof, on behalf of EDC a notice of redemption stating: (i) the date fixed for redemption; (ii) the redemption price; and (iii) if applicable, the place or places of surrender of the Bonds to be redeemed.

     (c)  EDC may, if not in default under the Bonds, at any time, purchase Bonds in the open market, or by tender or by private contract at any price, in accordance with applicable law and may upon written order by EDC cause the Registrar to cancel any Bonds so purchased.

     (d)  If EDC elects to purchase and have cancelled any Bonds when Bonds have been issued in the form of a Global Bond, it may require the Registrar to register such cancellation and to instruct DTC to reduce the outstanding aggregate principal amount of the applicable Global Bond in accordance with the regular procedures of DTC in effect at such time. In addition, upon EDC’s cancellation of any such Bonds, (i) the Registrar shall deem that the maximum amount of the Bonds to be issued and outstanding at any time (as described in Section 4 hereof) shall be reduced by the principal amount of the Bonds so cancelled.

     10. Cancellation and Destruction. All Bonds which are paid at maturity or upon early redemption, or surrendered for registration of transfer or exchange for other certificates, shall be cancelled by the Registrar who shall register such cancellation. The Registrar shall, as soon as practicable after the date of cancellation of Bonds under this Section or Section 8(a) or the date that the Register is adjusted to reflect the destruction, theft or loss of a certificate pursuant to Section 8(a) hereof, furnish EDC with a certificate or certificates stating the serial numbers and total number of Bonds that have been cancelled. The Registrar shall destroy all cancelled Bonds and shall furnish to EDC, on a timely basis, certificates of destruction stating the serial numbers, dollar value and total number of all Bonds destroyed hereunder.

     11.     Limit on Liability.

     (a)  In acting under this Agreement, the Registrar and any Paying Agent are acting solely as agents of EDC and do not assume any obligation or relationship of agency or trust for or with any of the holders of the Bonds, except that all funds held by the Registrar or any Paying Agent for payment of principal or interest shall be held in trust for the registered holders of Bonds as provided in this Agreement.

     (b)  Rights and Liabilities of Registrar. The Registrar shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Bond, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from EDC made or given by it and sent, delivered or directed to the Registrar under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by the duly authorised representatives of and certified as such by EDC.

     (c)  Right of Agent to Own Bonds. The Registrar and each Paying Agent, and their officers, directors and employees, may become the holder of, or acquire any interest in, any Bonds, with the same rights that it or they would have if it were not the Registrar or a Paying Agent hereunder, or they were not such officers, directors or employees, and may engage or be interested in any financial or other transaction with EDC and may act on, or as depositary, trustee or agent for, any committee or body of holders of Bonds or other obligations of EDC as freely as if it were not the Registrar or a Paying Agent hereunder or they were not such officers, directors or employees.

     12.     Expenses and Indemnity.

     In connection with the Registrar’s appointment and duties as Registrar, EDC will pay the Registrar compensation in an amount separately agreed upon by EDC and the Registrar. EDC will indemnify and hold harmless the Registrar and each Paying Agent against all claims, actions, demands, damages, costs (including reasonable fees of counsel), losses or liability which may be incurred by the Registrar or any Paying Agent by reason of, or in connection with, the Registrar’s or any Paying Agent’s appointment and duties as such, except as such result from any negligent act or omission, bad faith or willful misconduct of the Registrar or any Paying Agent or their respective directors, officers, employees or agents. In addition, EDC shall, pursuant, to arrangements separately agreed upon by EDC and the Registrar, transfer to the Registrar, upon presentation of reasonable substantiating documentation satisfactory to EDC, amounts sufficient to reimburse the Registrar for certain out-of-pocket expenses reasonably incurred by it and by any Paying Agent in connection with their services. The obligation of EDC under this paragraph shall survive payment of the Bonds and resignation or removal of the Registrar.

     13.     Successor Registrar.

     (a)  EDC agrees that there shall at all times be a Registrar hereunder and that such registrar shall be a bank or trust company organized and doing business under the laws of Canada or any province or territory thereof or the United States or any state thereof, in good standing and authorized to perform the duties set out herein; provided that EDC may choose to act at any time as its own fiscal agent, transfer agent, registrar and principal paying agent.

     The Registrar shall not transfer or assign this Agreement or any interest or obligation herein without EDC’s prior written consent. Any corporation into which the Registrar hereunder may be amalgamated, merged or converted, or any corporation with which the Registrar may be consolidated, or any corporation resulting from any amalgamation, merger, conversion or consolidation to which the Registrar shall sell or otherwise transfer all or substantially all of the corporate trust business of the Registrar, provided that it shall be qualified as aforesaid, shall be the successor Registrar under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, but subject to prior notice to and the prior approval of EDC.

     (b)  Resignation. The Registrar may at any time resign by giving written notice to EDC of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 60 days after the date on which such notice is given unless EDC shall agree to a shorter period); provided that no such notice shall expire less than 30 days before or 30 days after the due date for any payment of principal or interest in respect of the Bonds. EDC may remove the Registrar at any time by giving written notice to the Registrar specifying the date on which such removal shall become effective. Such resignation or removal shall only take effect upon the appointment by EDC of a successor Registrar. Any Paying Agent may resign or may be removed at any time upon like notice, and EDC in any such case may appoint in substitution therefor a new Paying Agent or Paying Agents.

     (c) Bankruptcy or Insolvency of Registrar. The appointment of the Registrar hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Registrar becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Registrar, or if a liquidator or receiver of the Registrar of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Registrar or its property or affairs for the purposes of rehabilitation, conservation or liquidation.

     (d)  Appointment of Successor. Prior to the effective date of any such resignation or removal of the Registrar, or if the Registrar shall become unable to act as such or shall cease to be qualified as aforesaid, EDC shall appoint a successor Registrar, qualified as aforesaid. Upon the appointment of a successor Registrar and its acceptance of such appointment, the retiring Registrar shall, at the direction of EDC and upon payment of its compensation and expenses then unpaid, deliver and pay over to its successor any and all securities, money and any other properties then in its possession as Registrar and shall thereupon cease to act hereunder.

     (e)  Payment of Certain Registrar’s Fees Upon Termination. If the Registrar resigns or ceases to act as EDC’s fiscal agent in respect of the Bonds pursuant to Section 13(b) or (c) of this Agreement, the Registrar shall only be entitled to annual fees otherwise payable to it under this Agreement on a pro rata basis for that period since the most recent anniversary of this Agreement during which the Registrar has acted as fiscal agent hereunder. In the event that the Registrar ceases to act as EDC’s fiscal agent in respect of the Bonds for any other reason, the Registrar shall be entitled to receive the full amount of the annual fees payable to it in respect of the Bonds pursuant to Section 12 of this Agreement.

     14.     Meetings of Holders of Bonds.

     (a)  The Registrar shall convene a meeting of the registered holders of the Bonds for any lawful purpose affecting their interests upon receipt of a written request of EDC or a written request signed in one or more counterparts by the registered holders of not less than 10% of the principal amount of the Bonds then outstanding and upon being indemnified as to its reasonable satisfaction by EDC or the registered holders of Bonds signing such request, as the case may be, against the costs which may be incurred in connection with the calling and holding of such meeting. If the Registrar fails to give notice convening such meeting within 30 days after receipt of such request and indemnity, EDC or such registered holders of Bonds, as the case may be, may convene such meeting. Every such meeting shall be held in The City of New York or such other place as may be approved or determined by EDC.

     (b)  At least 21 days’ notice of any meeting shall be given to the registered holders of the Bonds in the manner provided pursuant to the terms and conditions of the Bonds and a copy thereof shall be sent by post to the Registrar unless the meeting has been called by the Registrar, and to EDC, unless the meeting has been called by EDC. Such notice shall state the time, place and purpose of the meeting and the general nature of the business to be transacted thereat, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

     (c)  A registered holder of Bonds may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the holders of Bonds or any adjournment of such meeting, and such proxy shall have all rights of the registered holder of Bonds in respect of such meeting. All written notices to DTC of meetings shall contain a requirement that the registered holders of Bonds must notify clearing system participants and, if known, beneficial owners of Bonds of the meeting in accordance with procedures established from time to time by such clearing systems. The registered holders of Bonds shall seek voting instructions on the matters to be raised at such meeting from the clearing system participants or, if known, from the beneficial owners of Bonds.

     (d)  Some person, who need not be a registered holder of Bonds, nominated in writing by the Registrar shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the registered holders of the Bonds present in person or by proxy shall choose some person present to be chairman, and, failing such choice, EDC may appoint a chairman.

     (e)  At a meeting of registered holders of Bonds, a quorum shall consist of one or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the Bonds at the time outstanding. If a quorum of the registered holders of Bonds shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of registered holders of Bonds, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman appoints some other place in The City of New York or some other day or time of which not less than seven (7) days’ notice shall be given in the manner provided above. At the adjourned meeting one or more registered holders of Bonds present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in principal amount of the Bonds then outstanding.

     (f)  The chairman of any meeting at which a quorum of the registered holders of Bonds is present may, with the consent of the registered holder(s) of a majority of principal amount of the Bonds represented thereat, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

     (g)  Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as defined below) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more registered holders of Bonds acting in person or by proxy and holding at least 2% in principal amount of the Bonds then outstanding, a poll shall be taken in such manner as the chairman shall direct.

     (h)  On a poll each registered holder of Bonds present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each US$1,000 principal amount of Bonds of which the person shall then be the registered holder. A proxy need not be a holder of Bonds. In the case of Bonds held jointly, any one of the joint registered holders present in person or by proxy may vote in the absence of the other or others;

but in case more than one of them be present in person or by proxy, only one of them may vote in respect of each US$1,000 principal amount of Bonds of which they are joint registered holders.

     (i)  EDC and the Registrar, by their authorized representatives, officers and directors, and the financial and legal advisors of EDC and the Registrar may attend any meeting of the registered holders of Bonds but shall have no vote as such.

     (j)  Except as set forth in Section 18 hereof, the registered holders of the Bonds may modify or amend this Agreement and the Bonds by Extraordinary Resolution (as defined below). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of Bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Bonds in accordance with the definition below shall be binding on all holders of Bonds; however no such modification or amendment to this Agreement or the Bonds shall, without the consent of the registered holder of each such Bond affected thereby: (a) change the stated maturity of the principal of any Bond or change any interest payment date; (b) reduce the principal amount thereof or the rate of interest payable thereon; (c) change the coin or currency of payment of any Bond; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to such Bond; or (e) reduce the percentage of principal amount of Bonds necessary for the taking of any action, including modification or amendment of this Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.

     The term “Extraordinary Resolution” is defined as a resolution passed at a meeting of registered holders of Bonds held in accordance with the provisions of this Agreement and the Bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the Bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66 2/3% in principal amount, of the outstanding Bonds.

     (k)  Minutes of all resolutions and proceedings at every meeting of registered holders of Bonds held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Registrar at the expense of EDC and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the registered holders of Bonds, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.

     (1)  Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of registered holders of Bonds shall be binding upon all the holders of Bonds, whether present at or absent from such meeting, and every instrument in writing signed by holders of Bonds in accordance with paragraph (j) of this Section 14 shall be binding upon all the holders of Bonds (whether or not a signatory). Subject to the provisions of its indemnity herein contained, the Registrar shall be bound to give effect accordingly to every such Extraordinary Resolution.

     (m)  The Registrar, or EDC with the approval of the Registrar, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:

(i)	for the deposit of instruments appointing proxies at such place as the Registrar, EDC or the registered holders of Bonds convening a meeting, as the case may be, may in the notice convening such meeting direct; and

(ii)	for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, cabled or sent by any other means of recorded communication before the meeting to EDC or to the Registrar at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

     Any regulation so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of registered holders of Bonds shall be the registered holders thereof or their duly appointed proxies.

     15.     Further Issues. EDC may from time to time, without notice to or the consent of the registered or beneficial holders of the Bonds, create and issue further bonds ranking pari passu with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds. Any further bonds shall be issued with the benefit of an agreement supplemental to this Agreement.

     16.     Reports. The Registrar shall furnish to EDC such reports as may be reasonably requested by EDC relative to the Registrar’s performance under this Agreement. EDC may, during normal business hours, inspect books and records maintained by the Registrar pursuant to this Agreement, if any.

     17.     Forwarding of Notice. If the Registrar shall receive any notice or demand addressed to EDC pursuant to the provisions of the Bonds, the Registrar shall promptly forward such notice or demand to EDC.

     18.     Amendments. This Agreement and the Bonds may be amended or supplemented by EDC and the Registrar, without notice to or the consent of the registered or beneficial holder of any Bond, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or in the Bonds, or effecting the issue of further bonds as described under Section 15 of this Agreement, or in any other manner which EDC may deem necessary or desirable and which, in the reasonable opinion of EDC and the Registrar shall not adversely affect the interests of the beneficial holders of the Bonds.

     19.     Notices.

     (a)  Any communications from EDC to the Registrar with respect to this Agreement shall be addressed to JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York, 10004 and any communications from the Registrar to EDC with respect to this Agreement shall be addressed to Export Development Canada, 151 O’Connor Street, Ottawa, Ontario K1A 1K3, Attention: Vice President and Treasurer, Fax No. (613) 563-8834, (or such other address as shall be specified in writing by the Registrar or EDC, as the case may be) and shall be delivered in person or sent by first class prepaid post or by facsimile transmission subject, in the case of facsimile transmission, to confirmation of receipt by telephone, to the foregoing addresses. Such notice shall take effect in the case of delivery in person, at the time of delivery, in the case of delivery by first class prepaid post seven (7) business days after dispatch and in the case of delivery by facsimile transmission, at the time of confirmation by telephone.

     (b)  All notices to the registered holders of Bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar. Any such notice shall be deemed to have been given on the date of such delivery, or in the case of mailing, on the second business day after such mailing.

     20.     Governing Law and Counterparts. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21.     Headings. The headings for the sections of this Agreement are for convenience only and are not part of this Agreement.

[Remainder of this page intentionally left blank]

     22.     Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

JPMORGAN CHASE BANK

By:	/s/ Jo Ann Zino
Name: Jo Ann Zino
Title: Trust Officer

EXPORT DEVELOPMENT CANADA

By:	/s/ Marie MacDougall
Name: Marie MacDougall
Title: Vice President and Treasurer

15